                                                                   Exhibit 9a(1)

                            NUTRAMAX PRODUCTS, INC.

      OFFER TO PURCHASE FOR CASH UP TO 450,000 SHARES OF ITS COMMON STOCK
  AT A PURCHASE PRICE NOT GREATER THAN $12.75 NOR LESS THAN $11.00 PER SHARE


      THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, BOSTON, MASSACHUSETTS TIME, ON NOVEMBER 28, 1997, UNLESS THE
                             OFFER IS EXTENDED.

  NutraMax Products, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock, par value $.001 per share (the "Shares"), to the Company at prices not greater than $12.75 nor less than $11.00 per Share in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer").

  The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $12.75 nor less than $11.00 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 450,000 Shares (the "Requisite Number") or such lesser number of Shares as are validly tendered and not withdrawn pursuant to the Offer at prices not greater than $12.75 nor less than $11.00 per Share. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms hereof.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  The Offer is being undertaken to provide added market liquidity for stockholders who wish to sell their Shares as a result of the Company's recent announcement regarding fourth quarter performance. See Recent Developments in
Section 11. The Offer is being financed (the "Financing") by sales by the Company of Shares as follows: (i) to Cape Ann Investors, L.L.C. ("Cape Ann"), the Company's largest stockholder, pursuant to an Agreement dated as of October 14, 1997, as amended on October 16, 1997 (the "Cape Ann Agreement"), by and between the Company and Cape Ann; (ii) to Bernard J. Korman ("Mr. Korman"), the Company's Chairman of the Board, pursuant to an Agreement dated as of October 14, 1997 (the "Korman Agreement") by and between the Company and Mr. Korman; (iii) to Donald E. Lepone ("Mr. Lepone"), the Company's Chief Executive Officer, pursuant to an Agreement dated as of October 14, 1997 (the "Lepone Agreement") by and between the Company and Mr. Lepone; and (iv) to Donald M. Gleklen ("Mr. Gleklen"), a member of the Board of Directors of the Company, pursuant to an Agreement dated as of October 16, 1997 (the "Gleklen Agreement" and together with the Cape Ann Agreement, the Korman Agreement and the Lepone Agreement, the "Investment Agreements") by and between the Company and Mr. Gleklen.

  The Shares are listed and principally traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "NMPC." On October 28, 1997, the last full trading day on Nasdaq prior to the announcement by the Company of the price range of the Offer, the closing per Share sales price as reported on Nasdaq was $12 1/2. On October 14, 1997, the last full trading day on Nasdaq prior to the announcement by the Company of its intention to make the Offer, the closing per Share sales price as reported on Nasdaq was $11 7/8. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER AND THE FINANCING. HOWEVER, STOCKHOLDERS SHOULD MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

            The date of this Offer to Purchase is October 29, 1997.

                                   IMPORTANT

  Stockholders desiring to tender all or any portion of their Shares should either (i) complete and sign the Letter of Transmittal (or, for Eligible Institutions (as defined in Section 3) only, a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal with any required signature guarantee, or transmit an Agent's Message (as defined in Section 3) in connection with a book-entry transfer, together in each case with any other required documents, to Boston EquiServe L.P. (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or follow the procedure for book-entry delivery set forth in Section 3, or
(ii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. Stockholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary, in any case, by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

  TO EFFECT A VALID TENDER OF SHARES, STOCKHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to D. F. King & Co., Inc. (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase.

                                    SUMMARY

  This general summary is provided for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase. Unless otherwise defined, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Offer to Purchase. Stockholders of the Company are urged to read carefully this Offer to Purchase and the documents incorporated by reference herein and the Letter of Transmittal, in their entirety.

                                   THE OFFER

Number of Shares to be          450,000 Shares (or such lesser number of Shares
Purchased.....................  as are validly tendered).

Purchase Price................  The Company will determine a single per Share net cash price, not greater than $12.75 nor less than $11.00 per Share, that it will pay for Shares validly tendered. The Company will select the lowest Purchase Price that will allow it to purchase 450,000 Shares or such lesser number of Shares as are validly tendered and not withdrawn pursuant to the Offer at prices not greater than $12.75 nor less than $11.00 per Share. All Shares acquired in the Offer will be acquired at the Purchase Price even if tendered below the Purchase Price. Each stockholder desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not greater than $12.75 nor less than $11.00 per Share) at which such stockholder is willing to have Shares purchased by the Company. Stockholders wishing to maximize the possibility that their Shares will be purchased at the Purchase Price may check the box in the Letter of Transmittal marked "Shares Tendered at Price Determined by Dutch Auction." Checking this box may result in a Purchase Price of the Shares so tendered at the minimum price of $11.00 per Share.

Market Price of Shares........  On October 28, 1997, the last full trading day on Nasdaq prior to the announcement by the Company of the price range of the Offer, the closing per Share sales price as reported on Nasdaq was $12 1/2. On October 14, 1997, the last full trading day on Nasdaq prior to the announcement by the Company of its intention to make the Offer, the closing per Share sales price as reported on Nasdaq was $11 7/8.

How to Tender Shares..........  See Section 3. Call the Information Agent at
                                its address and telephone number set forth on the back cover page of this Offer to Purchase, or consult your broker for assistance.

Brokerage Commissions.........  None.

Stock Transfer Tax............  None, if payment is made to the registered holder.

Expiration and Proration        November 28, 1997, at 12:00 Midnight, Boston,
 Dates........................  Massachusetts time, unless extended by the
                                Company.

Payment Date..................  As soon as practicable after the Expiration
                                Date.

Position of the Company and
 its Directors................
                                Neither the Company nor its Board of Directors is making any recommendation to any stockholder as to whether to tender or refrain from tendering Shares.

Withdrawal Rights.............  Tendered Shares may be withdrawn at any time until 12:00 Midnight, Boston, Massachusetts time, on November 28, 1997, unless the Offer is extended by the Company. See Section 4.

Odd Lots......................  There will be no proration of Shares tendered by any stockholder owning beneficially or of record fewer than 100 Shares in the aggregate as of the Expiration Date who tenders all such Shares at or below the Purchase Price prior to the Expiration Date and who completes the "Odd Lots" box in the Letter of Transmittal.

Further Developments
 Regarding the Offer..........
                                Contact the Information Agent at its address and telephone number set forth on the back cover page of this Offer to Purchase, or consult your broker.

                                 THE FINANCING

The Cape Ann Agreement........  Pursuant to the Cape Ann Agreement (more fully described in Section 8, "Background and
                                Purposes of the Offer; Certain Effects of the Offer"), Cape Ann, the Company's largest stockholder, will purchase from the Company at the Purchase Price a number of Shares equal to
                                (i) 77% of the first $5,000,000 worth of Shares purchased by the Company pursuant to the Offer plus (ii) 100% of all additional Shares purchased by the Company pursuant to the Offer. Such shares will be purchased from the Company in a private placement transaction. Upon completion of the Offer and the Financing and assuming the Company purchases the maximum number of Shares pursuant to the Offer (450,000) at the maximum Purchase Price ($12.75 per Share), Cape Ann will own 1,169,958 Shares (including the 810,154 Shares currently owned by Cape Ann) or approximately 20.8% of the then outstanding Shares.

                                In connection with the Cape Ann Agreement, the Company on October 14, 1997 issued 225,000 warrants to purchase shares of the Company's common stock (the "Warrants") to Cape Ann and certain related persons of Cape Ann. Subject to certain anti-dilution adjustments, each Warrant is exercisable for one share of the Company's common stock at an exercise price equal to the fair market value (determined based on the average prices for the 20 trading days prior to the first anniversary of the Cape Ann Agreement), less $2.25. The Warrants are exercisable for a period of five years commencing on the first anniversary of the Cape Ann Agreement. Upon exercise of the Warrants, Cape Ann will own 1,394,958 Shares or approximately 23.9% of then outstanding Shares (assuming (i) the Company purchases the maximum number of Shares pursuant to the Offer (450,000) at the maximum Purchase Price ($12.75 per Share), (ii) no additional Shares are issued by the Company prior to the exercise of the Warrants, and (iii) no antidilution adjustments are triggered with respect to the Warrants prior to such exercise).

The Korman Agreement..........  Pursuant to the Korman Agreement, Mr. Korman,
                                the Company's Chairman of the Board, will purchase from the Company at the Purchase Price a number of Shares equal to 20% of the first $5,000,000 worth of Shares purchased by the Company pursuant to the Offer. Such Shares will be purchased from the Company in a private placement transaction. Upon completion of the Offer and the Financing and assuming the Company purchases the maximum number of Shares pursuant to the Offer (450,000) at the maximum Purchase Price ($12.75 per Share), Mr. Korman will own 189,570 Shares (including 111,139 Shares currently held beneficially by Mr. Korman, which number includes options which are or will become exercisable within sixty days of October 27, 1997) or approximately 3.4% of the then outstanding Shares.

The Lepone Agreement..........  Pursuant to the Lepone Agreement, Mr. Lepone,
                                the Company's Chief Executive Officer, will purchase from the Company at the Purchase Price a number of Shares equal to 2% of the first $5,000,000 worth of Shares purchased by the Company pursuant to the Offer. Such shares will be purchased from the Company in a private placement transaction. Upon completion of the Offer and the Financing and assuming the Company purchases the maximum number of Shares pursuant to the Offer (450,000) at the maximum Purchase Price ($12.75 per Share), Mr. Lepone will own 554,188 Shares (including 546,345 Shares currently held beneficially by Mr. Lepone, which number includes options which are or will become exercisable within sixty days of October 27, 1997) or approximately 9.9% of the then outstanding Shares.

The Gleklen Agreement.........  Pursuant to the Gleklen Agreement, Mr. Gleklen,
                                a member of the Board of Directors of the Company, will purchase from the Company at the Purchase Price a number of Shares equal to 1% of the first $5,000,000 worth of Shares purchased by the Company pursuant to the Offer. Such shares will be purchased from the Company in a private placement transaction. Upon completion of the Offer and the Financing and assuming the Company purchases the maximum number of Shares pursuant to the Offer (450,000) at the maximum Purchase Price ($12.75 per Share), Mr. Gleklen will own 44,422 Shares (including 40,500 Shares currently held beneficially by Mr. Gleklen, which number includes options which are or will become exercisable within sixty days of October 27,
                                1997) or approximately 0.8% of the then
                                outstanding Shares.

  THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. STOCKHOLDERS SHOULD NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----
SUMMARY..................................................................    3
INTRODUCTION.............................................................    7
THE OFFER................................................................    8
 1. Number of Shares; Proration..........................................    8
 2. Tenders by Owners of Fewer than 100 Shares...........................   10
 3. Procedure for Tendering Shares.......................................   10
 4. Withdrawal Rights....................................................   14
 5. Purchase of Shares and Payment of Purchase Price.....................   14
 6. Certain Conditions of the Offer......................................   15
 7. Price Range of Shares; Dividends.....................................   17
 8. Background and Purpose of the Offer; Certain Effects of the Offer....   17
 9. Interests of Directors and Executive Officers; Transactions and
    Arrangements Concerning the Shares...................................   19
10. Source and Amount of Funds...........................................   20
11. Certain Information About the Company................................   20
12. Effects of the Offer on the Market for Shares; Registration Under the
    Exchange Act.........................................................   31
13. Certain Legal Matters; Regulatory Approvals..........................   31
14. Certain U.S. Federal Income Tax Consequences.........................   31
15. Extension of the Offer; Termination; Amendments......................   33
16. Fees and Expenses....................................................   34
17. Miscellaneous........................................................   35

TO THE HOLDERS OF SHARES OF COMMON STOCK OF
 NUTRAMAX PRODUCTS, INC.

                                 INTRODUCTION

  NutraMax Products, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock, par value $.001 per share (the "Shares"), to the Company at prices not greater than $12.75 nor less than $11.00 per Share in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer").

  The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $12.75 nor less than $11.00 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 450,000 Shares (the "Requisite Number") or such lesser number of Shares as are validly tendered and not withdrawn pursuant to the Offer at prices not greater than $12.75 nor less than $11.00 per Share. The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date (as defined in Section 1) at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms described below.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  If, before the Expiration Date, more than 450,000 Shares are validly tendered at or below the Purchase Price and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares first from all Odd Lot Owners (as defined in Section 2) who validly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other stockholders who validly tender Shares at prices at or below the Purchase Price (and who do not withdraw them prior to the Expiration Date). The Company will return at its own expense all Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration. The Purchase Price will be paid net to the tendering stockholder in cash for all Shares purchased. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes in connection with the Company's purchase of Shares pursuant to the Offer. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO BOSTON EQUISERVE L.P. (THE "DEPOSITARY") THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. In addition, the Company will pay all fees and expenses of D. F. King & Co., Inc. (the "Information Agent") and the Depositary in connection with the Offer. See Section 16.

  The Offer is being undertaken to provide added market liquidity for stockholders who wish to sell their shares as a result of the Company's recent announcement regarding fourth quarter performance. See Recent Developments in
Section 11. The Offer is being financed (the "Financing") by sales by the Company of Shares as follows: (i) to Cape Ann Investors, L.L.C. ("Cape Ann"), the Company's largest stockholder, pursuant to an Agreement dated as of October 14, 1997, as amended on October 16, 1997 (the "Cape Ann Agreement"), by and between the Company and Cape Ann; (ii) to Bernard J. Korman ("Mr. Korman"), the Company's Chairman of the Board, pursuant to an Agreement dated as of October 14, 1997 (the "Korman Agreement") by and between the Company and Mr. Korman; (iii) to Donald E. Lepone ("Mr. Lepone"), the Company's Chief Executive Officer, pursuant to an Agreement dated as of October 14, 1997 (the "Lepone Agreement") by and between the Company and Mr. Lepone; and (iv) to Donald M. Gleklen ("Mr. Gleklen" and together with Cape Ann, Mr. Korman and Mr. Lepone, the "Investors"), a member of the Board of Directors of the Company, pursuant to an Agreement dated as of October 16, 1997 (the "Gleklen Agreement" and together with the Cape Ann Agreement, the Korman Agreement and the Lepone Agreement, the "Investment Agreements") by and between the Company and Mr. Gleklen (through an individual retirement account for his benefit).

  The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $12.75 nor less than $11.00 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER AND THE FINANCING. HOWEVER, STOCKHOLDERS SHOULD MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

  As of October 27, 1997, there were 5,619,768 Shares outstanding and 326,340 Shares issuable upon exercise of vested stock options under the Company's stock option plans or agreements relating thereto (including stock options which are or shall become exercisable within sixty days of such date). The 450,000 Shares that the Company is offering to purchase represent approximately 8% of the outstanding Shares. In addition to the foregoing (subject to certain antidilution adjustments), (i) 633,200 Shares are issuable upon exercise of outstanding unvested options under the Company's stock option plans or agreements relating thereto, which options are eligible for vesting at various times through 2006, (ii) 225,000 Shares are issuable upon the exercise of all warrants to purchase Shares of the Company's common stock issued to Cape Ann and certain related persons of Cape Ann pursuant to the Cape Ann Agreement (the "Warrants") which Warrants are exercisable for a period of five years commencing on October 14, 1998, and (iii) 276,363 Shares are issuable upon exercise of warrants ("ING Warrants") held by ING (U.S.) Investment Corporation ("ING").

  The Shares are listed and principally traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "NMPC." On October 28, 1997, the last full trading day on Nasdaq prior to the announcement by the Company of the price range of the Offer, the closing per Share sales price as reported on Nasdaq was $12 1/2. On October 14, 1997, the last full trading day on Nasdaq prior to the announcement by the Company of its intention to make the Offer, the closing per Share sale price as reported on Nasdaq was $11 7/8. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION

  Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 450,000 Shares or such lesser number of Shares as are validly tendered before the Expiration Date (and not withdrawn in accordance with Section 4) at a net cash price (determined in the manner set forth below) not greater than $12.75 nor less than $11.00 per Share. The term "Expiration Date" means 12:00 Midnight, Boston, Massachusetts time, on November 28, 1997, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See
Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. Subject to
Section 2, if the Offer is oversubscribed, Shares tendered at or below the Purchase Price before the Expiration Date will be eligible for proration. The proration period also expires on the Expiration Date.

  The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 450,000 Shares or such lesser number of Shares as are validly tendered and not withdrawn pursuant to the Offer at prices not greater than $12.75 nor less than $11.00 per Share. As required under the rules adopted by the Securities and Exchange Commission (the "Commission"), if (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of a period of ten business days commencing on the date of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Boston, Massachusetts time.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares must specify the price (not greater than $12.75 nor less than $11.00 per Share) at which such stockholder is willing to have the Company purchase Shares. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price (which will be not greater than $12.75 nor less than $11.00 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 450,000 Shares or such lesser number of Shares as are validly tendered and not withdrawn pursuant to the Offer at prices not greater than $12.75 nor less than $11.00 per Share. The Company will pay the Purchase Price, even if such Shares were tendered below the Purchase Price, for all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as soon as practicable following the Expiration Date.

  If the number of Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date is less than or equal to 450,000 Shares, the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

  Priority. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 450,000 Shares are validly tendered at or below the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:

    (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by an Odd Lot Owner (as defined in Section 2) who:

      (a) tenders all Shares beneficially owned by such Odd Lot Owner at or below the Purchase Price; and
      (b) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

    (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a pro rata basis.

  Proration. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each stockholder tendering Shares (other than Odd Lot Owners) shall be based on the ratio of the number of Shares tendered by such stockholder at or below the Purchase Price to the total number of Shares tendered by all stockholders (other than Odd Lot Owners) at or below the Purchase Price. This ratio will be applied to stockholders tendering Shares (other than Odd Lot Owners) to determine the number of Shares that will be purchased from each such stockholder pursuant to the Offer. Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders can obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

  As described in Section 14, the number of Shares that the Company will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether, and in what amounts, to tender Shares. In addition, the order in which Shares are purchased may affect the United States federal income tax consequences to a stockholder, because, among other things, as indicated in Section 14, the United States federal income tax consequences to a stockholder may vary depending on the extent to which the stockholder's voting interest in the Company is reduced and on the particular block of Shares purchased from the stockholder. The Letter of Transmittal affords each tendering stockholder tendering Shares in certificate form the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration for tax purposes.

  This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares on or about October 29, 1997 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to be beneficial owners of Shares.

2. TENDERS BY OWNERS OF FEWER THAN 100 SHARES

  The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of any stockholder who owns, beneficially or of record, as of the Expiration Date an aggregate of fewer than 100 Shares ("Odd Lot Owners"). To avoid proration, however, an Odd Lot Owner must validly tender at or below the Purchase Price all Shares that such Odd Lot Owner owns, beneficially or of record; partial tenders will not qualify for this preference. This priority is not available to partial tenders or to owners of 100 or more Shares in the aggregate, even if such owners have separate stock certificates for fewer than 100 Shares. Any Odd Lot Owner wishing to tender all Shares owned beneficially or of record by such stockholder pursuant to this Offer must complete the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery and must properly indicate in the section entitled "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal the price at which such Shares are being tendered, except that an Odd Lot Owner may check the item in the box entitled "Odd Lots" indicating that the stockholder is tendering all of such stockholder's Shares at the Purchase Price. See Section 3. Stockholders owning an aggregate of fewer than 100 Shares whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their Shares in transactions on a stock exchange.

3. PROCEDURE FOR TENDERING SHARES

  Proper Tender of Shares. For Shares to be validly tendered pursuant to the
Offer:

    (i) the certificate for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or, for Eligible Institutions only, a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, together in each case with any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, Boston, Massachusetts time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

    (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

  AS SPECIFIED IN INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH STOCKHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" IN THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.0625 OR ONE SIXTEENTH ( /1///1//6/) OF A DOLLAR) AT WHICH SUCH STOCKHOLDER'S SHARES ARE BEING TENDERED, EXCEPT THAT AN ODD LOT OWNER MAY CHECK THE ITEM IN THE BOX OF THE LETTER OF TRANSMITTAL ENTITLED "ODD LOTS" INDICATING THAT THE STOCKHOLDER IS TENDERING ALL OF SUCH STOCKHOLDER'S SHARES AT THE PURCHASE PRICE. Other stockholders wishing to maximize the possibility that their Shares will be purchased at the Purchase Price may check the box on the Letter of Transmittal marked "Shares Tendered at Price Determined by Dutch Auction." Checking this box may result in a purchase of the Shares so tendered at the minimum price of $11.00 per Share. Stockholders desiring to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered, except that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO VALIDLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

  In addition, Odd Lot Owners who tender all Shares must complete the box entitled "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the priority available to Odd Lot Owners as set forth in Section 2.

  Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company or Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust Company (not a savings bank or savings and loan association) having an office, branch or agency in the Untied States (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In this regard see Section 5 for information with respect to applicable stock transfer taxes. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities as described above), a properly completed and duly executed Letter of Transmittal (or, for Eligible Institutions only, a manually signed facsimile thereof), or an Agent's Message in connection with a book-entry transfer, together in each case with any other documents required by the Letter of Transmittal.

  THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to

Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such Facility to transfer such Shares into the Depositary's account in accordance with such Facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at one of the Book-Entry Transfer Facilities, a properly completed and duly executed Letter of Transmittal (or, for Eligible Institutions only, a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, together in each case with any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO ONE OF THE BOOK-ENTRY TRANSFER FACILITIES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message from a Book-Entry Transfer Facility transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a "Book-Entry Confirmation") which states that (a) such a Book-Entry Transfer Facility has received from the participant in such Book-Entry Transfer Facility an express acknowledgment of such participant's tender of the Shares that are the subject of the Book-Entry Confirmation, (b) the participant in such Book-Entry Transfer Facility has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Company may enforce such agreement against the participant in such Book-Entry Transfer Facility.

  Delivery of documents to a Book-Entry Transfer Facility in accordance with such Facility's procedures does not constitute delivery to the Depositary.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (indicating the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

    (iii) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or, for Eligible Institutions only, a manually signed facsimile thereof), or an Agent's Message in connection with a book-entry transfer, together in each case with any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

  If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at a Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering stockholder at the appropriate Book-Entry Transfer Facility, in each case without expense to such stockholder.

  Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 31% of the gross payments payable pursuant to the Offer, each stockholder who does not otherwise establish an exemption from backup withholding must notify the Depositary of such stockholder's correct taxpayer identification number

(or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the Letter of Transmittal. Noncorporate foreign stockholders should generally complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. As more fully described below, in the case of a foreign stockholder, even if such stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold 30% of the gross payments made pursuant to the Offer unless a reduced rate of withholding or an exemption from withholding is applicable.

  The Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder unless the Company and the Depositary determine that (i) a reduced rate of withholding is available pursuant to a tax treaty or (ii) an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not (a) a citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof (other than any partnership treated as foreign under United States Treasury regulations), or (c) an estate or trust, the income of which is subject to United States federal income taxation regardless of the source of such income. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the Depositary before any payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary before any payment a properly completed and executed IRS Form 4224. The Company and the Depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance thereon is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

  For a discussion of certain United States federal income tax consequences generally applicable to tendering stockholders, see Section 14.

  Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (i) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer, or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's representation and warranty to the Company that (i) such stockholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

  Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Share or any particular stockholder. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

  CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OR TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, Boston, Massachusetts time, on December 29, 1997.

  For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in writing, telegraphic or facsimile transmission form on a timely basis. Such withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial number shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such Facility. All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following any of the procedures described in Section 3.

  If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may only be withdrawn to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

  The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders, and will accept for payment and pay for (and thereby purchase) Shares validly tendered at or below the Purchase Price and not withdrawn as soon as practicable after the Expiration Date. The Company will select the lowest Purchase Price that will allow it to purchase 450,000 Shares or such lesser number of Shares as are validly tendered and not withdrawn pursuant to the Offer at prices not greater than $12.75 nor less than $11.00 per Share. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

  Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay a single per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or, for Eligible Institutions only, a manually signed facsimile thereof), or any Agent's Message in connection with a book-entry transfer, in each case with any other required documents.

  Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. Certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with one of the Book-Entry Transfer Facilities by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer without expense to the tendering stockholder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See
Section 6.

  The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

  ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after October 29, 1997, and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) the Company shall determine (after consultation with Cape Ann as provided in the Cape Ann Agreement) that any of the following events shall have occurred:

    (a) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of Shares pursuant to the offer or is otherwise related in any manner to, or otherwise affects, the Offer; or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries taken as a whole; or

    (b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or government regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above; or

    (c) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation of prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;
  (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have in the judgment of the Company a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects or the Company and its subsidiaries, taken as a whole, or on the trading in the Shares or; (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or

    (d) any change shall occur or be threatened in the condition (financial or otherwise), business, operations, properties, assets, liabilities, income or prospects of the Company and its subsidiaries, taken as a whole, which is or may be material and adverse to the Company and its subsidiaries taken as a whole (a "Material Adverse Change"); or

    (e) Cape Ann shall have terminated its obligations relating to the Financing as a result of a Material Adverse Change; or

    (f) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than any Investors, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares.

  The foregoing conditions are for the Company's benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

7. PRICE RANGE OF SHARES; DIVIDENDS

  The Shares are listed and principally traded on Nasdaq. The Company's stock began trading on Nasdaq on October 31, 1996. Prior to that date, the Company's stock was traded in the National Association of Securities Dealers National Market System ("Nasdaq National Market"). The high and low bid quotations per Share on Nasdaq and Nasdaq National Market, as applicable, as compiled from published financial sources and the quarterly cash dividends paid per Share for the periods indicated are listed in the table set forth below. The Company has a "4-5-4" fiscal calendar wherein each fiscal quarter contains two four week periods and one five week period, with each period beginning on a Sunday and ending on a Saturday.

                                                         HIGH    LOW   DIVIDENDS
                                                       -------- ------ ---------
   FISCAL 1996
     1st Quarter...................................... 10        7 3/4   None
     2nd Quarter...................................... 10 1/8    8 1/2   None
     3rd Quarter...................................... 10 1/8    8 1/8   None
     4th Quarter......................................  9 15/16   8      None
   FISCAL 1997
     1st Quarter...................................... 11        8 5/8   None
     2nd Quarter...................................... 12 5/8   10 1/4   None
     3rd Quarter...................................... 13 3/8   11 3/8   None
     4th Quarter...................................... 15 5/8   12 1/2   None
   FISCAL 1998
     1st Quarter (through October 28, 1997)........... 14 3/8   11 7/8   None

  The closing per Share sales price as reported on Nasdaq on October 28, 1997, the last full trading day before the announcement by the Company of the price range of the Shares sought in the Offer, was $12 1/2. On October 14, 1997, the last full trading day on Nasdaq prior to the announcement by the Company of its intention to make the Offer, the closing per Share sales price as reported on Nasdaq was $11 7/8. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

8. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

  The Offer is being undertaken to provide added market liquidity for stockholders who wish to sell their Shares as a result of the Company's recent announcement regarding fourth quarter performance. See "Recent Developments" in Section 11. The Offer is being financed by sales by the Company of Shares as follows: (i) to Cape Ann, the Company's largest stockholder, pursuant to the Cape Ann Agreement; (ii) to Mr. Korman, the Company's Chairman of the Board, pursuant to the Korman Agreement; (iii) to Mr. Lepone, the Company's Chief Executive Officer, pursuant to the Lepone Agreement; and (iv) to Mr. Gleklen, a member of the Board of Directors of the Company, pursuant to the Gleklen Agreement.

  The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $12.75 nor less than $11.00 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open market sales.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER AND THE FINANCING. HOWEVER, STOCKHOLDERS SHOULD MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

  The Investors will purchase from the Company a number of Shares equal to the number of Shares acquired by the Company pursuant to the Offer at the Purchase Price. The proceeds of such sale to the Investors will be used to finance the Offer.

                         DESCRIPTION OF THE FINANCING

  The following summary of the Financing is qualified in its entirety by reference to the Investment Agreements, which are attached as Exhibits to the
Schedule 13E-4 to which this Offer to Purchase relates. Certain defined terms used in the description of the Financing below which are not otherwise defined in this Offer to Purchase and which are defined in the Investment Agreements shall have the respective meanings set forth therein.

  The Cape Ann Agreement. Pursuant to the Cape Ann Agreement, Cape Ann, the Company's largest stockholder, will purchase from the Company at the Purchase Price a number of Shares equal to (i) 77% of the first $5,000,000 worth of Shares purchased by the Company pursuant to the Offer plus (ii) 100% of all additional Shares purchased by the Company pursuant to the Offer. Such Shares will be purchased from the Company in a private placement transaction. Upon completion of the Offer and the Financing and assuming the Company purchases the maximum number of Shares pursuant to the Offer (450,000) at the maximum Purchase Price ($12.75 per Share), Cape Ann will own 1,169,958 Shares (including 810,154 Shares currently owned by Cape Ann) or approximately 20.8% of the then outstanding Shares.

  In connection with the Cape Ann Agreement, the Company on October 14, 1997 issued 225,000 Warrants to Cape Ann and certain related persons of Cape Ann. Subject to certain anti-dilution adjustments, each Warrant is exercisable for one share of the Company's common stock at an exercise price equal to the fair market value of a Share (determined based on the average prices for the 20 trading days prior to of the first anniversary of the Cape Ann Agreement), less $2.25. The Warrants are exercisable for a period of five years commencing on the first anniversary of the Cape Ann Agreement. Under the Cape Ann Agreement, Cape Ann is entitled to certain registration rights which enable it to cause the Company to register the Warrants, the Shares issuable upon exercise of the Warrants and the Shares purchased by Cape Ann pursuant to the Cape Ann Agreement. Upon exercise of the Warrants, Cape Ann will own 1,394,958 Shares or approximately 23.9% of the then outstanding Shares (assuming (i) the Company purchases the maximum number of Shares pursuant to the Offer (450,000) at the maximum Purchase Price ($12.75 per Share), (ii) no additional Shares are issued by the Company prior to the exercise of the Warrants, and (iii) no antidilution adjustments are triggered with respect to the Warrants prior to such exercise).

  In addition, the Cape Ann Agreement also amends certain provisions of the Stock Purchase Agreement dated as of August 12, 1997, as amended (the "Stock Purchase Agreement"), by and between the Company and Cape Ann to: (i) provide Cape Ann with registration rights with respect to the Warrants and the Shares issuable upon exercise of the Warrants, and (ii) to permit, notwithstanding certain standstill provisions prohibiting, among other things, Cape Ann's acquisition of equity securities of the Company, Cape Ann's purchase of Shares
(a) in connection with the Financing, (b) upon exercise of the Warrants, and
(c) from time to time in the open market or in privately negotiated transactions to enable it to maintain its percentage ownership of voting securities of the Company after purchases made pursuant to clauses (a) and (b) above.

  The Korman Agreement. Pursuant to the Korman Agreement, Mr. Korman, the Company's Chairman of the Board, will purchase from the Company at the Purchase Price a number of Shares equal to 20% of the first $5,000,000 worth of Shares purchased by the Company pursuant to Offer. Such Shares shall be purchased from the Company in a private placement transaction. Under the Korman Agreement, Mr. Korman is entitled to certain registration rights which enable it to cause the Company to register the Shares purchased by Mr. Korman pursuant to the Korman Agreement.

  Upon completion of the Offer and the Financing and assuming the Company purchases the maximum number of Shares pursuant to the Offer (450,000) at the maximum Purchase Price ($12.75 per Share), Mr. Korman will own 189,570 Shares (including 111,139 shares currently held beneficially by Mr. Korman, which number includes options which are or will become exercisable within sixty days of October 27, 1997) or approximately 3.4% of the then outstanding Shares.

  The Lepone Agreement. Pursuant to the Lepone Agreement, Mr. Lepone, the Company's Chief Executive Officer, will purchase from the Company at the Purchase Price a number of Shares equal to 2% of the first $5,000,000 worth of Shares purchased by the Company pursuant to Offer. Such Shares shall be purchased from the Company in a private placement transaction.

  Upon completion of the Offer and the Financing and assuming the Company purchases the maximum number of Shares pursuant to the Offer (450,000) at the maximum Purchase Price ($12.75 per Share), Mr. Lepone will own 554,188 Shares (including 546,345 Shares currently held beneficially by Mr. Lepone, which number includes options which are or will become exercisable within sixty days of October 27, 1997) or approximately 9.9% of the then outstanding Shares.

  The Gleklen Agreement. Pursuant to the Gleklen Agreement, Mr. Gleklen, a member of the Board of Directors of the Company, will (through an individual retirement account for his benefit) purchase from the Company at the Purchase Price a number of Shares equal to 1% of the first $5,000,000 worth of Shares purchased by the Company pursuant to Offer. Such Shares shall be purchased from the Company in a private placement transaction.

  Upon completion of the Offer and the Financing and assuming the Company purchases the maximum number of Shares pursuant to the Offer (450,000) at the maximum Purchase Price ($12.75 per Share), Mr. Gleklen will own 44,422 Shares (including 40,500 Shares currently held beneficially by Mr. Gleklen, which number includes options which are or will become exercisable within sixty days of October 27, 1997) or approximately 0.8% of the then outstanding Shares.

9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

  As of October 27, 1997, there were 5,619,768 Shares outstanding and 326,340 Shares issuable upon exercise of vested stock options under the Company's stock option plans or agreements related thereto (including stock options which are or shall become exercisable within sixty days of such date). As of October 27, 1997, the Company's directors and executive officers as a group (9 persons) beneficially owned 1,037,659 Shares which constituted approximately 18.5% of the outstanding Shares at such time. Pursuant to the Lepone, Korman and Gleklen Agreements, none of Messrs. Lepone, Korman or Gleklen will tender any Shares pursuant to the Offer. In addition, the Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer. However, Messrs. Lepone, Korman and Gleklen have agreed to purchase 7,843 Shares, 78,431 Shares and 3,922 Shares, respectively, in connection with the Financing upon completion of the Offer (assuming the Company purchases the maximum number of Shares (450,000) at the maximum Purchase Price ($12.75 per Share) pursuant to the Offer). If the Company purchases 450,000 Shares pursuant to the Offer (approximately 8% of the outstanding Shares as of October 27, 1997), and if no director or executive officer tenders Shares pursuant to the Offer, then, after the purchase of Shares pursuant to the Offer and the purchase of

7,843 Shares, 78,431 Shares and 3,922 Shares by Messrs. Lepone, Korman and Gleklen respectively, in connection with the Financing, the Company's directors and executive officers as a group would beneficially own approximately 20.1% of the outstanding Shares, and Messrs. Lepone, Korman and Gleklen would beneficially own 9.9%, 3.4% and 0.8%, respectively, of the then outstanding Shares. In addition to the foregoing (subject to certain antidilution adjustments), (i) 608,400 Shares are issuable to the Company's directors and officers as a group upon exercise of outstanding unvested options under the Company's stock option plans or agreements relating thereto, which options are eligible for vesting at various times through 2006, (ii) 225,000 Shares are issuable upon the exercise of all Warrants held by Cape Ann and certain related persons, which Warrants are exercisable for a period of five years commencing on October 14, 1998, and (iii) 276,363 Shares are issuable upon the exercise of the ING Warrants by ING. Upon exercise of the Warrants, Cape Ann will own 1,394,958 Shares or approximately 23.9% of the then outstanding Shares (assuming (i) the Company purchases the maximum number of Shares pursuant to the Offer (450,000) at the maximum Purchase Price ($12.75 per Share), (ii) no additional Shares are issued by the Company prior to the exercise of the Warrants, and (iii) no antidilution adjustments are triggered with respect to the Warrants prior to such exercise. Upon exercise of the ING Warrants, ING will own 276,363 Shares or approximately 4.7% of the then outstanding Shares (assuming (i) the Company purchases the maximum number of Shares pursuant to the Offer (450,000) at the maximum Purchase Price ($12.75 per Share), (ii) no additional Shares are issued by the Company prior to the exercise of the ING Warrants, and (iii) no antidilution adjustments are triggered with respect to the ING Warrants prior to such exercise).

  Except as set forth in Schedule I hereto or otherwise described in this Offer to Purchase, based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

  Except as set forth in this Offer to Purchase, neither the Company or any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

10. SOURCE AND AMOUNT OF FUNDS

  Assuming that the Company purchases 450,000 Shares pursuant to the Offer at a Purchase Price of $12.75 per Share, the Company expects the maximum aggregate cost of the Shares purchased in the Offer to be approximately $5.738 million. The funds necessary to purchase Shares pursuant to the Offer will come from the proceeds received from the sale to the Investors of a number of Shares equal to the number of Shares purchased by the Company pursuant to the Offer. The funds necessary to pay all related fees and expenses of the Offer will come from the Company's working capital. See Sections 8, 9 and 11 of this Offer to Purchase.

11. CERTAIN INFORMATION ABOUT THE COMPANY

  The Company is a Delaware corporation engaged principally in the manufacture and marketing of private label health and personal care products. The Company's principal executive offices are located at 9 Blackburn Drive, Gloucester, Massachusetts 01930. Its telephone number at this location is
(978) 283-1800.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The following table presents summary historical consolidated financial data for the periods indicated. The historical financial data (other than book value per share and the ratio of earnings to fixed charges, which information was prepared for this Offer to Purchase in accordance with applicable rules promulgated under the Exchange Act) for the years ended September 28, 1996 and September 30, 1995 was derived from the audited consolidated financial statements contained in the Company's Annual Reports on Form 10-K for the year ended September 28, 1996 and for the year ended September 30, 1995, respectively. The historical financial data (other than book value per share and the ratio of earnings to fixed charges, which information was prepared for this Offer to Purchase in accordance with applicable rules promulgated under the Exchange Act) for the nine months ended June 28, 1997 was derived from the unaudited consolidated condensed financial statements contained in the Company's Quarterly Report on Form 10-Q for the nine months ended June 28, 1997. The following summary financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited and unaudited financial statements and related notes, and other information pertaining to the Company, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in the Annual Reports on Form 10-K for the years ended September 28, 1996 and September 30, 1995 and the Quarterly Report on Form 10-Q for the nine months ended June 28, 1997 referred to above. Copies of these reports may be obtained from the Commission in the manner specified in "Additional Information" located at the end of this Section.

                            NUTRAMAX PRODUCTS, INC.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                        JUNE 28,    SEPTEMBER 28, SEPTEMBER 30,
                                          1997          1996          1995
                                       -----------  ------------- -------------
                                       (UNAUDITED)
ASSETS:
Current Assets:
  Cash................................   $    92       $   294       $   503
  Accounts receivable, net............    12,285        12,848         9,050
  Inventories.........................    22,386        18,231        12,497
  Deferred income taxes...............       922           801           977
  Prepaid expenses and other expense..       753           618           525
                                         -------       -------       -------
      Total Current Assets............    36,438        32,882        23,552
Property, Plant and Equipment, net....    33,589        29,207        23,714
Restricted Cash.......................       815         4,742           --
Goodwill, net.........................    13,052        13,415        13,978
Other Assets..........................     3,641         2,632         1,830
                                         -------       -------       -------
                                         $87,535       $82,878       $63,074
                                         =======       =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
  Accounts payable....................   $ 7,035       $ 7,265       $ 6,191
  Accrued payroll and related taxes...       901           666           455
  Accrued expenses--other.............       989           962           850
  Current maturities of long-term
   debt...............................     2,958        14,498         1,904
                                         -------       -------       -------
      Total Current Liabilities.......    11,883        23,391         9,400
Long-Term Debt, less current
 maturities...........................    60,095        11,780        12,550
Other Long Term Liabilities...........       --            286           312
Deferred Income Taxes.................     2,451         1,604         1,579
Stockholders Equity:
  Common Stock--$.001 par value.......         5             9             9
  Additional paid-in capital..........         0(1)     23,468        22,567
  Retained earnings...................    13,101(1)     22,340        16,657
                                         -------       -------       -------
      Total Stockholders' Equity......    13,106        45,817        39,233
                                         -------       -------       -------
                                         $87,535       $82,878       $63,074
                                         =======       =======       =======
Book value per share of Common Stock
 outstanding
 as of the balance sheet date.........   $  2.13       $  5.37       $  4.60

NOTES:
--------
(1) As a result of the MEDIQ Stock Repurchase, additional paid-in capital was reduced to $0 and retained earnings was reduced to $13,101.

                            NUTRAMAX PRODUCTS, INC.
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                YEAR ENDED
                                                              ----------------
                                                 NINE MONTHS   SEPT.    SEPT.
                                                    ENDED       28,      30,
                                                JUNE 28, 1997  1996     1995
                                                ------------- -------  -------
                                                 (UNAUDITED)
INCOME STATEMENT DATA:
Net sales......................................  $    70,219  $80,479  $63,111
Cost of sales..................................       51,609   57,686   45,916
                                                 -----------  -------  -------
Gross profit...................................       18,610   22,793   17,195
Selling, general and administrative expenses...        9,884   11,662    8,694
                                                 -----------  -------  -------
Operating income...............................        8,726   11,131    8,501
Other credits (charges):
  Interest expense.............................       (3,245)  (1,479)  (1,427)
  Interest income..............................          121       95       13
  Other........................................          (46)    (384)     303
                                                 -----------  -------  -------
Income before income tax expense...............        5,556    9,363    7,390
Income tax expense.............................        2,250    3,680    2,916
                                                 -----------  -------  -------
Net income.....................................  $     3,306  $ 5,683  $ 4,474
                                                 ===========  =======  =======
Earnings per share.............................  $       .54  $   .67  $   .53
                                                 ===========  =======  =======
Weighted average shares outstanding............        6,156    8,531    8,520
                                                 ===========  =======  =======
OTHER FINANCIAL DATA:
Ratio of earnings to fixed charges (1).........         2.52     6.30     5.64
NOTES:

--------
(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) and one-third of rent expense from operating leases which management believes is a reasonable approximation of an interest factor.

                        PRO FORMA FINANCIAL INFORMATION

                                  (UNAUDITED)

  The following summary unaudited pro forma condensed consolidated financial statements as of and for the year ended September 28, 1996 were derived in part from the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended September 28, 1996. The unaudited pro forma financial data for the nine months ended June 28, 1997 was derived in part from the unaudited consolidated financial statements for the nine months ended June 28, 1997 contained in the Company's Quarterly Report on Form 10-Q for the period ended June 28, 1997. The pro forma condensed consolidated statements on income give effect to the Offer and the MEDIQ Stock Repurchase (as defined below) as if such transactions were consummated as of the beginning of the periods presented. The September 28, 1996 balance sheet gives effect to the Offer and the MEDIQ Stock Repurchase as if such transactions had occurred as of September 28, 1996. The pro forma June 28, 1997 balance sheet gives effect to the Offer only, as the MEDIQ Stock Repurchase is included in the historical amounts presented as of June 28, 1997. The following summary financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited and unaudited financial statements and related notes, and other information pertaining to the Company, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in the Annual Report on Form 10-K for the year ended September 28, 1996 and the Quarterly Report on Form 10-Q for the nine months ended June 28, 1997 referred to above. Copies of these reports may be obtained from the Commission in the manner specified in "Additional Information" below. The unaudited pro forma information (i) does not purport to represent what the results of operation or financial position of the Company would actually have been if these transactions had in fact occurred on such date or to project the Company's financial position or results of operation for any future period, and (ii) does not reflect the recent acquisition of the first aid products business (the "AWC Business") of American White Cross, Inc. ("AWC") and Weaver Manufacturing Corporation ("Weaver"). See "Recent Developments."

  For purposes of this Offer to Purchase, the phrase "MEDIQ Stock Repurchase" refers to the Company's purchase on December 31, 1996 of all of the Shares then owned by MEDIQ Incorporated ("MEDIQ") (4,037,258 Shares) (the "MEDIQ Shares") of which 1,819,000 Shares were held in escrow in support of MEDIQ's 7.5% Subordinated Debentures due 2003. Pursuant to the definitive Stock Purchase Agreement dated as of November 20, 1996 relating to the MEDIQ Stock Repurchase, the Company paid an aggregate purchase price of $36,355,000 for the MEDIQ Shares (representing a purchase price of $9 per MEDIQ Share). The Company paid MEDIQ $19,963,000 of the $36,355,000 aggregate purchase price in cash and delivered to MEDIQ a promissory note for the remaining $16,372,000.

                     CONSOLIDATED CONDENSED BALANCE SHEET

                                  (UNAUDITED)

                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                           SEPTEMBER 28, 1996
                              ------------------------------------------------
                                            MEDIQ          OFFER
                              HISTORICAL ADJUSTMENTS    ADJUSTMENTS  PRO FORMA
                              ---------- -----------    -----------  ---------
ASSETS:
Total Current Assets.........   32,882                      (150)(1)   32,732
                                                                      -------
Property, Plant and
 Equipment, Net..............   29,207                                 29,207
Goodwill, Net................   13,415                                 13,415
Other Assets.................    7,374       1,376 (2)                  8,750
                               -------    --------                    -------
                               $82,878    $  1,376         $(150)     $84,104
                               -------    --------         -----      -------
LIABILITIES AND STOCKHOLDERS EQUITY:
Current Liabilities:
  Accounts Payable and
   Accrued Expenses..........  $ 8,893                                $ 8,893
  Current Maturities of Long
   Term Debt.................   14,498     (11,518)(3)                  2,980
                               -------    --------                    -------
    Total Current
     Liabilities.............  $23,391     (11,518)                    11,873
                                                                      -------
Long Term Debt, Less Current
 Maturities .................   11,780      49,460 (3)                 61,240
Other Liabilities............    1,890                                  1,890
                                           (36,335)(4)
Stockholders Equity..........   45,817      (1,325)(2)      (150)(1)    9,101
                                             1,094 (5)
                               -------    --------         -----      -------
                               $82,878    $  1,376         $(150)     $84,104
                               -------    --------         -----      -------
Book value per share of
 common stock outstanding as
 at balance sheet date.......    $5.37                                  $2.00

NOTES:
--------
(1) Represents the one time costs associated with the purchase of 450,000 Shares at the maximum Purchase Price of $12.75 per Share, in connection with the Offer and the subsequent sale of 450,000 Shares to the Investors at $12.75 per Share.
(2) Represents fees associated with the MEDIQ Stock Repurchase and the debt financing related to the MEDIQ Stock Repurchase.
(3) Represents the net impact of refinancing existing debt with the debt financing related to the MEDIQ Stock Repurchase.
(4) Represents the impact of the MEDIQ Stock Repurchase.
(5) Represents the value of the ING Warrants which were issued in connection with the subordinated debt financing related to the MEDIQ Stock Repurchase.

                  CONSOLIDATED CONDENSED STATEMENT OF INCOME

                                  (UNAUDITED)

                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                      YEAR ENDED SEPTEMBER 28, 1996
                            --------------------------------------------------
                                           PRO FORMA        OFFER
                            HISTORICAL MEDIQ ADJUSTMENTS ADJUSTMENTS PRO FORMA
                            ---------- ----------------- ----------- ---------
INCOME STATEMENT DATA:
Net Sales..................  $80,479                                  $80,479
Cost of Sales..............   57,686                                   57,686
                             -------                                  -------
Gross Profit...............   22,793                                   22,793
Selling, General &
 Administrative Expenses...   11,662                                   11,662
                             -------                                  -------
Operating Income...........   11,131                                   11,131
Other (Charges)............                   (229)(1)
  Interest Expense.........   (1,479)       (3,810)(2)                 (5,518)
  Interest Income..........       95                                       95
  Other....................     (384)                                    (384)
                             -------        ------                    -------
Income Before Income
 Taxes.....................    9,363        (4,039)                     5,324
                                                                      -------
Income Taxes...............    3,680         1,646 (3)                  2,034
                             -------        ------                    -------
Net Income.................  $ 5,683        (2,393)                   $ 3,290
                             -------        ------                    -------
Earnings Per Share.........  $  0.67                                  $  0.72
                             -------                                  -------
Weighted Average Shares
 Outstanding...............    8,531        (4,037)(4)        39 (5)    4,549
                             -------                                  -------
                                                16 (6)
OTHER FINANCIAL DATA:
Ratio of earnings to fixed
 charges (7)...............     6.30                                     1.92

NOTES:
--------
(1) Represents amortization of fees directly attributable to the debt financing related to the MEDIQ Stock Repurchase.
(2) Represents the increase in interest expense incurred in connection with the MEDIQ Stock Repurchase, the refinancing of existing bank debt and the amortization of the ING Warrants which were issued in connection with the subordinated debt financing related to the MEDIQ Stock Repurchase.
(3) Represents the tax effect of pro forma adjustments.
(4) Represents the total number of Shares purchased from MEDIQ in connection with the MEDIQ Stock Repurchase.
(5) Represents the equivalent Shares associated with the Warrants as determined by the treasury stock method.
(6) Represents the equivalent Shares associated with the ING Warrants which were issued in connection with the subordinated debt financing related to the MEDIQ Stock Repurchase, as determined by the treasury stock method.
(7) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) and one-third of rent expense from operating leases which management believes is a reasonable approximation of an interest factor.

                     CONSOLIDATED CONDENSED BALANCE SHEET

                                  (UNAUDITED)

                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                 JUNE 28, 1997
                                  ---------------------------------------------
                                                MEDIQ       OFFER
                                  HISTORICAL ADJUSTMENTS ADJUSTMENTS  PRO FORMA
                                  ---------- ----------- -----------  ---------
ASSETS:
Total Current Assets............    36,438                  (150)(1)    36,288
Property, Plant and Equipment,
 Net............................    33,589                              33,589
Goodwill, Net...................    13,052                              13,052
Other Assets....................     4,456                               4,456
                                   -------                  ----       -------
                                   $87,535                  (150)       87,385
                                   -------       ---        ----
LIABILITIES AND STOCKHOLDERS
 EQUITY:
Current Liabilities:
  Accounts Payable and Accrued
   Expense......................   $ 8,925                             $ 8,925
  Current Maturities of Long
   Term Debt                         2,958                               2,958
                                   -------                             -------
    Total Current Liabilities...   $11,883                             $11,883
                                                                       -------
Long Term Debt, Less Current
 Maturities.....................    60,095                              60,095
Other Liabilities...............     2,451                               2,451
Stockholders Equity.............    13,106                  (150)(1)    12,956
                                   -------       ---        ----       -------
                                   $87,535                  (150)      $87,385
                                   -------       ---        ----       -------
Book value per common share
 outstanding as at balance sheet
 date...........................   $  2.13                             $  2.09
                                   -------                             -------

NOTES:
--------
(1) Represents the one time cost associated with the purchase of 450,000 Shares at the maximum Purchase Price of $12.75 per Share in connection with the Offer and the subsequent sale by the Company of 450,000 Shares to the Investors at $12.75 per Share.

                  CONSOLIDATED CONDENSED STATEMENT OF INCOME

                                  (UNAUDITED)

                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


                                         NINE MONTHS ENDED JUNE 28, 1997
                                   --------------------------------------------
                                                 MEDIQ       OFFER
                                   HISTORICAL ADJUSTMENTS ADJUSTMENTS PRO FORMA
                                   ---------- ----------- ----------- ---------
INCOME STATEMENT DATA:
Net Sales........................   $70,219                            $70,219
Cost of Sales....................    51,609                             51,609
                                    -------                            -------
Gross Profit.....................    18,610                             18,610
Selling, General & Administrative
 Expenses........................     9,884                              9,884
                                    -------                            -------
Operating Income.................     8,726                              8,726
Other (Charges)
  Interest Expense...............    (3,245)                            (3,245)
  Interest Income................       121                                121
  Other..........................       (46)                               (46)
                                    -------                            -------
Income Before Income Taxes.......     5,556                              5,556
                                                                       -------
Income Taxes.....................     2,250                              2,250
                                    -------                            -------
Net Income.......................   $ 3,306                            $ 3,306
                                    -------                            -------
Earnings Per Share...............   $  0.54                            $  0.53
                                    -------                            -------
Weighted Average Shares
 Outstanding.....................     6,156                    39(1)     6,195
                                    -------                            -------
OTHER FINANCIAL DATA:
Ratio of Earnings to Fixed
 Charges (2).....................   $  2.52                            $  2.52
                                    -------                            -------

NOTES:
--------
(1) Represents the equivalent shares associated with the Warrants as determined by the treasury stock method.
(2) For purposes of determining the ratio of earnings to fixed charges, earnings consists of income before provisions for income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) and one-third of rent expense from operating leases which management believes is a reasonable approximation of an interest factor.

                              RECENT DEVELOPMENTS

  AWC Acquisition. On September 11, 1997, the Company, through three wholly-owned subsidiaries, acquired the AWC Business (the "Acquisition"). Pursuant to the terms of the definitive Asset Purchase Agreement relating to the Acquisition, the Company purchased the AWC Business for $37.5 million and assumed $3.5 million in post-petition liabilities, subject to post-closing adjustments for inventory, accounts receivable and assumed liabilities as of the closing date. The Acquisition was approved by the United States Bankruptcy Court for the District of Delaware, in which the bankruptcy case of AWC and Weaver has been pending.

  The Acquisition was accounted for under the purchase method of accounting and resulted in recognition of approximately $10 million in goodwill. This goodwill is subject to the adjustment based on the final determination of the purchase price after the post-closing adjustments referred to above.

  Financing for the Acquisition included approximately $11 million from the private placement of 846,154 Shares to Cape Ann and certain related persons of Cape Ann. Concurrently with the Acquisition, the Company entered into an amendment to its senior secured credit facility with its banks which increased the aggregate principal amount available under such credit facility from $60 million to $92.1 million. Of the increased amount, approximately $26 million was used for the Acquisition and the remaining $6.1 million will be used to support future working capital needs.

  On September 26, 1997, the Company filed a Current Report on Form 8-K (the "Form 8-K"), with the Commission regarding the Acquisition. As permitted by the rules promulgated under the Exchange Act, the Form 8-K does not contain historical or pro forma financial information concerning the AWC Business because such information was not available at the time of filing. Pursuant to the rules promulgated under the Exchange Act, the Company is required to provide such historical and pro forma information by means of an amendment to the Form 8-K not later than sixty days from the date the filing of such Form 8-K was due.

  Fourth Quarter Performance. On October 14, 1997, the Company announced that its net sales for the thirteen weeks ended September 27, 1997, were estimated to be $23,914,000, compared with sales of $22,436,000, reported for the same period of a year ago. Net loss for the quarter was estimated to be between $933,000 and $1,032,000 or $.19 to $.21 per Share based on 4,914,000 weighted average Shares outstanding compared to fourth quarter 1996 net income of $1,712,000 or $.20 per Share based on 8,560,000 weighted average Shares outstanding.

  For the fiscal year ended September 27, 1997, sales were estimated to be $94,134,000, compared to $80,479,000 for fiscal 1996. Net income for the year was estimated to be between $2,274,000 or $.39 per Share and $2,373,000 or $.41 per Share on 5,976,000 weighted average Shares outstanding compared to $5,683,000 or $.67 per Share based on 8,531,000 average weighted Shares outstanding for fiscal 1996.

  Start-up problems with the production of cough drops described below during the June through September 1997 period had a negative impact on production and distribution and resulted in the unanticipated fourth quarter losses. These problems delayed completion of a major capital expansion program in the Company's largest division which manufactures cough and cold products. New production capacity, centered on a new continuous cooking line used in the manufacture of cough drops, became operational later than planned. The delay in final installation and operation of the new equipment coupled with unusually strong demand for cough drops, in turn resulted in delayed shipments of complete orders to many of the Company's customers. These developments, taken together, resulted in under-absorbed labor and overhead and over-crowding in the Company's primary distribution facility. As the Company worked with customers to ship against firm orders, excess freight costs were incurred, in addition to unabsorbed manufacturing costs in unrelated product lines which were temporarily limited in production to relieve mounting pressure on the distribution facility. Nearly $4.6 million of incremental unshipped orders had accumulated by the end of the quarter.

  The Company's new equipment is now in operation, and shipments against back orders are progressing. As the Company's order receipts remain strong, the backorder position continues to be large, and the Company will continue to incur incremental freight and other expenses as it works to meet customer demand. These incremental costs will have some effect on first quarter margins as well, although the Company anticipates a profitable quarter and fiscal 1998.

  In order to provide additional warehousing capacity and improved distribution efficiencies, the Company's new 80,000 square foot distribution center located in Gloucester, Massachusetts is scheduled to begin operation in the December-January time period.

  The fourth quarter results have required waivers and amendments of covenants in the Company's bank loan agreement, and the Offer requires consents from the Company's senior and subordinated lenders. The Company has obtained all such waivers, amendments and consents.

  General. Some of the information presented in this section Recent Developments constitutes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although management believes its expectations are based on reasonable assumptions within the bounds of the Company's knowledge of the Company's business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include the integration of the newly acquired AWC Business, the ability of the Company to ship its increased order backlog, the timing of new product introductions by the Company, the timing of orders received from customers, the gain or loss of significant customers, changes in the mix of products sold, competition from other private label manufacturers, seasonal changes in the demand for the Company's products, increases in the cost of raw materials, production and distribution delays and changes in the retail market for health and beauty aids in general. For additional information concerning these and other important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Commission, copies of which may be obtained in the manner specified in "Additional Information" below.

  In addition, this Section contains certain estimates regarding the Company's fourth quarter performance. These estimates reflect management's best assessment of the Company's fourth quarter performance. However, stockholders are cautioned that such estimates are based on financial information that has not yet been audited. Accordingly, no assurance can be given that such estimates will not differ materially from the Company's actual performance.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006, on which the Shares are listed.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

  The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, there should still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines on Nasdaq, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from Nasdaq.

  The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

  The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes certain United States federal income taxes consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to any of which could materially affect the tax consequences described herein and could be made on a retroactive basis. As discussed below, depending upon a stockholder's particular circumstances, the Company's purchase of such stockholder's Shares pursuant to the Offer may be treated either as a sale or dividend for United States federal income tax purposes. Accordingly, such a purchase generally will be referred to in this section of the Offer to Purchase as an exchange of Shares for cash.

  This summary does not apply to Shares that were acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). The summary also does not address the state, local or foreign tax consequences of participating in the Offer. The summary discusses only Shares held as capital assets, within the meaning of
Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, foreign holders, dealers in securities or commodities, insurance companies, tax-exempt organizations orpersons who held Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a

United States Holder. For purposes of this summary, a "United States Holder" is a beneficial owner of Shares that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof (other than any partnership treated as foreign under United States Treasury regulations), or (iii) an estate or trust, the income of which is subject to United States federal income taxation regardless of its source. EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF PARTICIPATION IN THE OFFER.

  United States Holders Who Receive Cash Pursuant to the Offer. An exchange of Shares for cash pursuant to the Offer by a United States Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, a United States Holder, depending on such holder's particular circumstances will be treated either as having sold such holder's Shares or as having received a dividend distribution from the Company, with the tax consequences described below.

  Under Section 302 of the Code, a United States Holder whose Shares are exchanged pursuant to the Offer will be treated as having sold such Shares, and thus will recognize gain or loss, if the exchange (i) is "not essentially equivalent to a dividend" with respect to the holder, (ii) is "substantially disproportionate" with respect to such holder or (iii) results in "complete termination" of such holder's equity interest in the Company, each as discussed below. In applying these tests, a United States Holder will be treated as owning Shares actually or constructively owned by certain related individuals and entities. Further, for purposes of applying the tests described in clauses (i) and (ii), the Company believes that the issuance of the Warrants should be integrated with the Offer as part of an overall plan and therefore a United States Holder should disregard the Warrants in determining its interest in the Company immediately prior to the Offer, but should take into account the Warrants in determining its interest in the Company immediately after the Offer.

  If a United States Holder sells Shares to persons other than the Company at or about the time such holder also sells Shares to the Company pursuant to the Offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the holder's exchange of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

  A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the proportionate interest of a stockholder whose relative stock interest in a publicly-held corporation is minimal and who exercises no control over corporate affairs should constitute such a "meaningful reduction." The IRS has further indicated that in determining whether the proportionate interest of a United States Holder is reduced for this purpose, consideration will be given to changes in both the holder's equity and voting interests in the Company.

  An exchange of Shares will generally be "substantially disproportionate" with respect to a United States Holder if (a) the ratio which the Shares owned actually and constructively by the holder immediately after the redemption bears to all of the voting stock of the Company at such time is less than 80% of the ratio which the Shares owned actually and constructively by the holder immediately before the redemption bears to all of the voting stock of the Company at such time and (b) the United States Holder's actual and constructive ownership of the aggregate common stock of the Company (including, for this purpose, the Warrants) on a fair market value basis also satisfies the 80% requirement described in clause (a).

  A United States Holder that exchanges all Shares actually or constructively owned by such holder for cash pursuant to the Offer will be treated as having completely terminated such holder's equity interest in the Company. If a United States Holder could meet the complete termination of interest test but for attribution from family members, such attribution can be waived if a number of requirements are met, including the timely filing of an agreement with the Internal Revenue Service.

  If a United States Holder is treated as having sold such holder's Shares under any of the tests described above, such holder will recognize gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Calculations of gain or loss must be made separately for each block of Shares exchanged by a United States Holder. A United States Holder may be able to designate which blocks and the order of such blocks of Shares to be tendered pursuant to the Offer. In the case of a non-corporate holder of Shares, long-term capital gains will be subject to tax at the reduced rate, and will be treated as long-term capital gain eligible for a further reduced rate if the Shares are held for more than eighteen months.

  If a United States Holder who exchanges Shares pursuant to the Offer is not treated under Section 302 as having sold such holder's Shares, the entire amount of cash received by such holder will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, which the Company anticipates will be sufficient to cover the amount of any such dividend and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged. No loss will be recognized. The United States Holder's tax basis in the Shares exchanged generally will be added to such holder's tax basis in such holder's remaining Shares. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate United States Holder, such holder will be, (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code (in which case the nontaxed portion of the dividend would reduce a corporate holder's adjusted tax basis in the Shares exchanged, but not below zero, and would thereafter be taxable as capital gain from the sale or exchange of the exchanged Shares). To the extent, if any, that the cash received by a United States Holder is not a dividend because the Company does not have sufficient current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the Shares and thereafter as capital gain.

  The Company cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's Shares will be exchanged pursuant to the Offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

  See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign stockholders and backup withholding.

  Stockholders who do not receive cash pursuant to the Offer. Stockholders, none of whose Shares are exchanged pursuant to the Offer, will not incur any tax liability as a result of the consummation of the Offer.

  THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

  The Company expressly reserves the right, in its sole discretion but subject to the terms and provisions of the Cape Ann Agreement, at any time and from time to time, and regardless of whether or not any of the events set forth in
Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act, which require that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Boston, Massachusetts time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designated to inform stockholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including by exercising its sole discretion under Section 6 to conclude that a condition set forth in Section 6 has not occurred under circumstances in which a reasonable person could conclude that such condition had in fact occurred), the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES

  The Company has retained D. F. King & Co., Inc. as Information Agent and Boston EquiServe L.P. as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services. The Company will also reimburse the Information Agent and the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Information Agent may contact stockholders by mail, facsimile, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary has been retained to make recommendations in connection with the Offer.

  The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Shares pursuant to the Offer. The Company will however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17. MISCELLANEOUS

  The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which contains additional information with respect to the Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth in "Additional Information" in Section 11 with respect to information concerning the Company.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                          NutraMax Products, Inc.
October 29, 1997

                                                                     SCHEDULE I

                     CERTAIN TRANSACTIONS INVOLVING SHARES

  Based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, except as described below or otherwise described in this Offer to Purchase, neither the Company nor any of its associates, subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associate or subsidiary of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to October 29, 1997.

  Pursuant to a certain Stock Purchase Agreement, dated as of August 12, 1997, as amended, between the Company and Cape Ann, the Company issued, on September 11, 1997, 846,154 Shares to Cape Ann for $13 per Share in a private placement transaction in order to finance a portion of the Company's recent Acquisition of the AWC Business. Such Shares represent approximately 15.1% of the outstanding Shares of as October 27, 1997. Cape Ann subsequently transferred 36,000 of such Shares to related persons. On or about September 10, 1997, David M. Schulte, an affiliate of Cape Ann, transferred 5,000 Shares held by a family investment partnership to the Managing Member of Cape Ann.

  Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions only. The Letter of Transmittal (or an Agent's Message in lieu thereof) and certificates for Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                       The Depositary for the Offer is:

                             BOSTON EQUISERVE L.P.

  By Mail via Return Envelope:

                             BOSTON EQUISERVE L.P.
                                 P.O. Box 9061
                             Boston, MA 02205-8686

  By Hand:

                                     STARS
                               55 Broadway Street
                                   3rd Floor
                                  New York, NY

  By Overnight or Express Mail:

                             BOSTON EQUISERVE L.P.
                              70 Campanelli Drive
                              Braintree, MA 02184

  By Facsimile Transmission (for Eligible Institutions only):

                                 (617) 794-6333

  Confirm Facsimile Transmissions by Telephone:

                                 (617) 794-6388

  Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

                    The Information Agent for the Offer is:

                            D. F. KING & CO., INC.
                                77 Water Street
                             New York, N.Y. 10005

                Banks and Brokers, Call Collect: (212) 269-5550

                  All Others, Call Toll-Free: (800) 488-8075